Exhibit 97

Middlesex Water Company Incentive-Based Award Clawback Policy

Incentive-based awards are subject to the Company’s “clawback” policy. Such policy requires that incentive-based awards are subject to return to the Company, in whole or in part, if a financial statement restatement occurs within the three calendar years subsequent to an award, where such restatement effectively negates the previous achievement of financial targets that precipitated such prior award. Awards made to any Executive Officer (as defined below) are subject to the provisions of the clawback policy.

For purposes of the clawback policy, Executive Officer means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.